Exhibit 5
Legality Opinion and Consent
November 11, 2008
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534
Attention: Anthony C. Mazzullo, President and CEO
Re:	2008 Employee Stock Purchase Plan
Ladies and Gentlemen:
     We have represented Veramark Technologies, Inc. (the “Company”) in connection with the issuance by the Company of up to 2,000,000 shares of its common stock, $.10 par value (the “Shares”), pursuant to the 2008 Employee Stock Purchase Plan (the “Plan”). This opinion is being submitted at your request for use as an Exhibit to the Company’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Act”), which Registration Statement is to be filed with the Securities and Exchange Commission (the “SEC”) on or about November 12, 2008 (the “Registration Statement”).
     In preparing this opinion, we examined (1) the Plan; (2) the Company’s Certificate of Incorporation and By-laws, each as presently in effect; (3) the Annual Report on Form 10-K for the year ended December 31, 2007; (4) the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008; (5) the Proxy Statement, dated April 16, 2008, mailed to shareholders in connection with the Annual Meeting of Stockholders held on May 28, 2008; (6) the resolutions of the Board of Directors approving the Plan, dated November 11, 2008; and such questions of law as we have deemed necessary or appropriate (collectively, the “Reviewed Documents”).
     In rendering this opinion, other than our review of the Reviewed Documents, we have made no inquiry as to any factual matter. Based on the foregoing, and assuming that:
     (a) the Plan has been duly adopted, and
     (b) no change occurs in the applicable law or the pertinent facts, it is our opinion that the Shares are duly authorized and, when purchased in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally, is limited to the federal laws of the United States and the laws of the State of New York and, to the extent necessary to render the opinions expressed herein, the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction.

     We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or of the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ Hiscock & Barclay, LLP